Exhibit 99.1

The ONE Group Reports First Quarter 2018 Results

Comparable sales for owned and managed US STK restaurants increased 7.3%

New York, NY – May 15, 2018– The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (NASDAQ: STKS), today reported financial results for the first quarter ended March 31, 2018.

Highlights for the first quarter ended March 31, 2018 were as follows:

•	Total GAAP revenue was $19.5 million compared to $20.4 million in the same period last year;

•	Comparable sales* globally increased 6.6% compared to the same period last year. Domestic comparable sales for STK restaurants rose 7.3% and international comparable sales rose 4.5%;

•	GAAP net income from continuing operations before income taxes was $143,000 compared to a loss of $511,000 for the same period last year;

•	GAAP net income attributable to The ONE Group Hospitality, Inc. was $231,000 or $0.01 per share compared to GAAP net loss of $402,000 or $0.02 loss per share for the same period last year;

•	Adjusted EBITDA** increased 11.6% to $1.8 million compared to $1.6 million the same period last year; and,

•	Total restaurant expenses decreased 410 basis points to 89.0% from 93.1% as a percentage of revenues.

Emanuel “Manny” Hilario, Chief Executive Officer, said “The ONE Group is off to a strong start this year with a notable 6.6% gain in comparable sales coupled with an 11.6% increase in Adjusted EBITDA despite a non-recurring Super Bowl event from 2017 that negatively impacted year over year revenues by $1.7 million and Adjusted EBITDA by $0.7 million. We are particularly pleased with the 7.3% increase in comparable sales for the domestic STK restaurants and the 410 basis points increase in margin for our domestic STK restaurants. Our results demonstrate that we are making headway executing our four-point strategy of driving comparable sales; focusing growth on license and management deals; improving operational efficiency in the restaurants; and reducing corporate G&A expenses, excluding stock-based compensation. We believe that the momentum we have achieved should continue and that there is still room for further sales improvements and greater profitability. We believe that 2018 is poised to be a highly productive year for our business.”

*Comparable sales or same store sales (“SSS”), represents total food and beverage sales at owned and managed units opened for a full 18-month period. This metric includes total revenue from our US owned and managed STK locations as well as the revenue reported to us with respect to comparable sales at our international locations (measured in constant currency), and excludes revenues where we do not directly control the event sales force (Royalton Hotel in NY and The W Hotel in Westwood, CA).

Total food and beverage sales at owned and managed units, a non-GAAP measure, represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. For a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units and a discussion of why we consider it useful, see the financial information accompanying this release.

** Adjusted EBITDA, a non-GAAP measure, represents net loss before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses, stock based compensation, losses from discontinued operations and certain transactional costs. Not all of the aforementioned items defining Adjusted EBITDA occur in each reporting period, but have been included in our definitions of terms based on our historical activity. For a reconciliation of Adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Unaudited First Quarter 2018 Financial Results

Total GAAP Revenues were $19.5 million in the first quarter of 2018 compared to $20.4 million in the same period last year. This decrease was primarily driven by a Super Bowl event hosted in Houston, TX in the prior year that generated $1.7 million in revenues. We did not host a Super Bowl event in 2018. This was partially offset by the increase in comparable sales and increased revenues from management, license and incentive fee revenues.

Total owned restaurant net revenues increased 6.0% to $15.1 million in the first quarter of 2018 compared to $14.2 million in the first quarter of 2017. The increase was primarily due an increase in comparable sales.

Comparable sales from owned STK units increased 8.7%, while comparable sales from both owned and managed STK units increased 7.3%. These increases reflect strong performances of the STK brand.

Management, license and incentive fee revenues increased 5.3% to $2.4 million in the first quarter of 2018 compared to $2.3 million in the first quarter of 2017. The increase was driven by higher management and incentive fees reflecting the strong performances of our European locations along with the launch of the licensed STK in Dubai in December 2017.

GAAP net income attributable to The ONE Group Hospitality, Inc. in the first quarter of 2018 was $231,000 or $0.01 per share compared to GAAP net loss of $402,000 or $0.02 loss per share in the first quarter of 2017.

Adjusted EBITDA** increased 11.6% to $1.8 million in the first quarter of 2018 from $1.6 million in the first quarter of 2017. The Super Bowl event hosted in the prior year’s first quarter in Houston, TX generated $700,000 in Adjusted EBITDA and we did not participate in a Super Bowl Event during 2018.

Development Update - Projected 2018

Owned Restaurants - STK San Diego

Licensed Units - STK Dubai- Downtown, STK Doha, STK Puerto Rico, and STK Mexico City

2018 Targets

The Company is providing the following targets for 2018:

•	Total GAAP revenues between $80 million and $85 million;
•	Total food and beverage sales at all our owned and managed units to be between $170 million and $180 million;
•	Comparable sales growth of about 2% to 3%;
•	Total food and beverage costs to be approximately 25% to 26%;
•	Adjusted EBITDA between $9 million and $10 million, representing approximately 30% - 40% growth compared to the prior year; and,
•	Total capital expenditures of approximately $3 million, which is significantly less than prior years and reflective of our capital-light strategy.

Long-Term Growth Targets

The Company is reiterating the following long-term growth targets:

•	Three to five licensed restaurant units and one to two food and beverage hospitality deals annually;
•	Comparable sales growth of 2% to 3%;
•	Consistent Adjusted EBITDA growth of at least 20%; and,
•	Continued focus on our asset light model and disciplined G&A management, while benefitting from economies of scale and operating efficiencies.

We have not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measure are not available without unreasonable effort.

Conference Call

The Company will host a conference call to discuss first quarter 2018 financial results and its long-term growth targets today at 5:00 PM Eastern Time. Hosting the call will be Emanuel “Manny” Hilario, Chief Executive Officer and Linda Siluk, Interim Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 201-493-6780; the passcode is 13679179. The replay will be available until May 29, 2018.

About The ONE Group

The ONE Group (NASDAQ:STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S. and Europe. ONE Hospitality, The ONE Group’s food and beverage hospitality services business, provides the development, management and operations for premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. For example, the statements related to the exploration of strategic alternatives and the potential results therefrom and the statements related to our strategic review of our operations targeting sources for 2018 and beyond are forward-looking. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to, (1) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) in the case of our strategic review of operations, our ability to successfully improve performance and cost, realize the benefits of our marketing efforts, and achieve improved results as we focus on developing new management and license deals; (4) changes in applicable laws or regulations; (5) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (6) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed for the year ended December 31, 2017.

Investors are referred to the most recent reports filed with the SEC by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited, in thousands, except per share and related share information)

The following table sets forth certain statements of operations and comprehensive income data for the periods indicated:

	For the quarter ended March 31,
	2018	2017
Revenues:
Owned restaurant net revenues	$15,076	$14,228
Owned food, beverage and other revenues	2,005	3,885
Total owned revenue	17,081	18,113
Management, license and incentive fee revenue	2,436	2,314
Total revenues	19,517	20,427

Cost and expenses:
Owned operating expenses:
Restaurants:
Owned restaurant cost of sales	4,034	3,876
Owned restaurant operating expenses	9,378	9,369
Total restaurant expenses	13,412	13,245
Owned food, beverage and other expenses	1,689	2,937
Total owned operating expenses	15,101	16,182
General and administrative (including stock-based compensation of $330 and $115, respectively)	3,055	2,921
Depreciation and amortization	778	866
Lease termination expense and related asset write-offs	—	273
Pre-opening expenses	210	470
Equity in loss (income) of investee companies	23	(45)
Other expense (income), net	(111)	12
Total costs and expenses	19,056	20,679

Operating income (loss)	461	(252)

Interest expense, net of interest income	318	259
Income (loss) from continuing operations before provision for income taxes	143	(511)
Income tax provision (benefit)	25	(17)

Income (loss) from continuing operations	118	(494)

Loss from discontinued operations, net of taxes	—	(106)

Net loss	118	(600)
Less: net loss attributable to noncontrolling interest	(113)	(198)
Net income (loss) attributable to The ONE Group Hospitality, Inc.	$231	$(402)

Currency translation adjustment	(75)	(56)
Comprehensive income (loss)	$156	$(458)

Basic and diluted loss per share:
Continuing operations	$0.01	$(0.01)
Discontinued operations	$—	$—
Attributable to The ONE Group Hospitality, Inc.	$0.01	$(0.02)

Shares used in computing basic earnings (loss) per share	27,187,657	25,050,628
Shares used in computing diluted earnings (loss) per share	27,388,498	25,050,628

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

The following table sets forth certain statements of operations data as a percentage of total revenues for the periods indicated:

	For the quarters ended March 31,
	2018	2017
Revenues:
Owned restaurant net revenues	77.2%	69.7%
Owned food, beverage and other revenues	10.3%	19.0%
Total owned revenues	87.5%	88.7%
Management, license and incentive fee revenues	12.5%	11.3%
Total revenues	100.0%	100.0%

Cost and expenses:
Owned operating expenses:
Restaurants:
Owned restaurant cost of sales (1)	26.8%	27.2%
Owned restaurant operating expenses (1)	62.2%	65.8%
Total restaurant expenses (1)	89.0%	93.1%
Owned food, beverage and other expenses (2)	84.2%	75.6%
Total owned operating expenses (3)	88.4%	89.3%

General and administrative (including noncash compensation expense of 1.7% and 0.7%, respectively)	15.7%	14.3%
Depreciation and amortization	4.0%	4.2%
Lease termination and related asset write-offs	—%	1.3%
Pre-opening expenses	1.1%	2.3%
Equity in loss (income) of investee companies	0.1%	(0.2)%
Other (income) expense	(0.6)%	0.1%
Total costs and expenses	97.6%	101.2%

Operating income (loss)	2.4%	(1.2)%

Interest expense, net of interest income	1.6%	1.3%

Income (loss) from continuing operations before provision for income taxes	0.7%	(2.5)%
Income tax provision (benefit)	0.1%	(0.1)%
Income (loss) from continuing operations	0.6%	(2.4)%
Loss from discontinued operations, net of taxes	—%	(0.5)%

Net income (loss)	0.6%	(2.9)%
Less: net loss attributable to noncontrolling interests	(0.6)%	(1.0)%
Net income (loss) attributable to The One Group Hospitality, Inc.	1.2%	(1.9)%

(1)	These expenses are being shown as a percentage of owned restaurant net revenues.
(2)	These expenses are being shown as a percentage of owned food, beverage and other net revenues.
(3)	These expenses are being shown as a percentage of total owned revenue.

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units and adjusted EBITDA.

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the quarter ended
	March 31, 2018	March 31, 2017
	(unaudited)	(unaudited)
Owned restaurant net revenue (a)	$15,076	$14,228
Owned food, beverage and other revenues (a)	2,005	3,885
Total owned revenue	17,081	18,113
Management, license and incentive revenue	2,436	2,314
GAAP Revenues	$19,517	$20,427

Food and Beverage Sales from Managed Units (a)	$23,453	$23,662

Total Food and Beverage sales at Owned and Managed Units	$40,534	$41,775

(a)	Components of Total Food & Beverage Sales at Owned and Managed Units

The following table presents the elements of the Comparable sales measure for Fiscal 2017 and Fiscal 2018 through March 2018 on a quarterly basis. Note that comparable sales for international managed business is determined on a constant currency basis.

	2017				2018
	Q1	Q2	Q3	Q4	Q1
US Owned STK Restaurants	-1.8%	1.2%	-0.9%	5.8%	8.7%
US Managed STK Restaurants	8.3%	2.5%	6.5%	6.6%	4.9%
US Total STK Restaurants	2.6%	1.7%	1.9%	6.0%	7.3%
International	13.2%	2.6%	9.4%	15.5%	4.5%
Global	6.0%	2.0%	4.6%	9.5%	6.6%

Adjusted EBITDA. We define adjusted EBITDA as net loss before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses, stock based compensation, losses from discontinued operations and certain transactional costs. Not all of the aforementioned items defining Adjusted EBITDA occur in each reporting period, but have been included in our definitions of terms based on our historical activity. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

We believe that adjusted EBITDA is an appropriate measure of operating performance, as it provides a clear picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business as well as evaluate the performance of our units. Adjusted EBITDA has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is included in this press release because it is a key metric used by management. Additionally, adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted EBITDA, alongside other GAAP measures such as net income (loss), to measure profitability, as a key profitability target in our annual and other budgets, and to compare our performance against that of peer companies. We believe that adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period.

The following table presents a reconciliation of net income to Adjusted EBITDA for the periods indicated (unaudited, in thousands):

	Three Months Ended March 31,
	2018	2017

Net income (loss) attributable to The ONE Group Hospitality, Inc.	$231	$(402)
Net loss attributable to noncontrolling interest	(113)	(198)
Net income (loss)	118	(600)
Interest expense, net of interest income	318	259
Income tax provision (benefit)	25	(17)
Depreciation and amortization	778	866

EBITDA	1,239	508

Deferred rent (1)	(20)	(38)
Pre-opening expenses	210	470
Lease termination expense and asset write-offs (2)	—	273
Loss from discontinued operations, net of taxes	—	106
Stock based compensation	324	153

Adjusted EBITDA	1,753	1,472
Adjusted EBITDA attributable to noncontrolling interest	(42)	(137)
Adjusted EBITDA attributable to The ONE Group Hospitality, Inc.	$1,795	$1,609

(1) Deferred rent is included in owned restaurant operating expenses and general and administrative expense on the statement of operations and comprehensive income.

(2) Lease termination and related asset write-offs is related to the costs associated with closed or abandoned locations.

Investor Contact:

Michelle Michalski of ICR

646.277.1224